Exhibit (a)(1)(A)

ALTIGEN COMMUNICATIONS, INC.

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS

This document constitutes part of the prospectus relating
to the AltiGen Communications, Inc. 1999 Stock Plan,
the AltiGen Communications, Inc. 1994 Stock Option Plan and
the AltiGen Communications, Inc. 2009 Equity Incentive Plan
covering securities that have been registered under the Securities Act of 1933.

August 5, 2009

ALTIGEN COMMUNICATIONS, INC.
Offer to Exchange Certain
Outstanding Options for New Options

This offer and withdrawal rights will expire at 9:00 p.m., Pacific Time, on September 1, 2009, unless we extend the expiration date.

By this offer, we are giving you the opportunity to exchange certain of your outstanding options granted under the AltiGen Communications, Inc. 1999 Stock Plan and the AltiGen Communications, Inc. 1994 Stock Option Plan (together, the “Plans”), whether vested or unvested, for new options to purchase shares of our common stock (“New Options”). All U.S. employees of AltiGen Communications, Inc. or our subsidiaries (collectively referred to as the “Company,” “AltiGen,” “we,” “our” or “us”) may participate in this offer if they hold Eligible Options through the expiration of this offer, they are an employee at the time of the offer and remain an employee through the expiration of this offer and the date of grant for New Options. Executive officers are eligible to participate in this offer, but the non-employee members of our Board of Directors are not eligible to participate in this offer.

If you are eligible to participate in this offer to exchange certain outstanding options for New Options (the “offer”), all of your outstanding and unexercised stock options to purchase our common stock that were granted under one of the Plans before August 5, 2008, that remain outstanding as of the expiration of this offer, with an exercise price per share greater than $1.28 (“Eligible Options”), are eligible to be exchanged. Each New Option will be granted under and subject to the terms of the 2009 Equity Incentive Plan and will be subject to a new option agreement between you and AltiGen.

If you participate in this offer, you will receive New Options with an exercise price equal to the closing price of our common stock on the same day we cancel the Eligible Options that are exchanged pursuant to this offer (but after the expiration of the offer) (the “New Option Grant Date”), which we expect to be September 1, 2009. If the Expiration Date of the offer is extended, then the New Option Grant Date similarly will be extended. Except for the New Options granted to each of Messrs. Gilbert Hu, Jeremiah Fleming and Philip McDermott (together, the “Management Team” and each a “Management Team Member ”), each New Option will cover the same number of shares of our common stock as the Eligible Option it replaces. The New Options (other than the New Options granted to the Management Team) will vest in equal monthly installments over three (3) years, with the first installment vesting on the date one (1) month following the New Option Grant Date.

Management Team Members will receive two types of New Options. The first type of New Option, called the “Similar Value Option,” will be subject to an exchange ratio intended to result in a New Option that has a similar accounting value as the Eligible Option it replaces. Based on the applicable ratio, each Similar Value Option will cover fewer shares than the Eligible Option it replaces. Each Similar Value Option will retain the same vesting schedule as the Eligible Option it replaces, and will remain vested to the extent the Eligible Option it replaces was vested.

Because the Management Team Members are receiving a lesser number of Similar Value Options in return for each Eligible Option, the Management Team Members will receive an additional stock option grant. This “Make-Up Option” will cover just enough shares so that when combined with the number of shares subject to the Similar Value Option, the Management Team Member will have New Options covering the same number of shares as the Eligible Option they replace. The Make-Up Options will only vest if and when the Company’s common stock price closes at or above $2.50 per share during the term of the Make-Up Option (subject to any acceleration provisions contained in any employment agreement or other similar arrangement with the Company or provided for under the terms of the Exchanged Option it replaces).

Vesting of your New Options is subject to your continued service to us through each relevant vesting date. Your participation in this offer and the receipt of New Options does not provide any guarantee or promise of continued service with AltiGen or its subsidiaries.

Our common stock is traded on the NASDAQ Capital Market under the symbol “ATGN.” On July 30, 2009, the closing price of our common stock was $0.88 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 13 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you choose to participate in the offer, you must deliver a completed election form via facsimile or hand delivery on or before 9:00 p.m., Pacific Time, on September 1, 2009, to:

HR Department
Attention: Tamika Massey-Evans
AltiGen Communications, Inc.
410 East Plumeria Drive
San Jose, CA 95134
Fax: (408) 597-9021

Only responses that are complete, signed and actually received by AltiGen by the deadline will be accepted. AltiGen intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election form and/or withdrawal form. As noted above, responses must be submitted by facsimile or hand delivery. Responses submitted by any other means, including e-mail, interoffice mail and U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer or requests for additional copies of this Offer to Exchange Certain Outstanding Options for New Options document (the “Offer to Exchange”) and the other offer documents to either Tamika Massey-Evans or Carolyn David by phone at (408) 597-9076 or (408) 597-9033 or e-mail at benefits@altigen.com.

We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the New Options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

ALTIGEN COMMUNICATIONS, INC.

i

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should read carefully the entire Offer to Exchange, the accompanying memorandum from Philip McDermott, our Chief Financial Officer, dated August 5, 2009, and the election and withdrawal forms, together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find a more complete description of these topics.

Terms Used in This Offer

•	“Business Day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
•	“Cancellation Date” refers to the same U.S. calendar day as the Expiration Date. This is the date when Exchanged Options will be cancelled. We expect that the Cancellation Date will be September 1, 2009 (but following the expiration of the offer at 9:00 p.m., Pacific Time). If the Expiration Date is extended, then the Cancellation Date similarly will be extended.
•	“Eligible Employees” refers to all U.S. employees of AltiGen or one of its subsidiaries who are employees at the commencement of this offer and remain employees through the New Option Grant Date. Our executive officers (including the Management Team Members) are Eligible Employees and therefore may participate in this offer. The non-employee members of our Board of Directors are not considered “Eligible Employees” and may not participate in this offer.
•	“Eligible Options” refers to the outstanding and unexercised stock options to purchase our common stock that were granted under one of the Plans before August 5, 2008, with an exercise price per share greater than $1.28 and that remain outstanding as of the expiration of the offer. An option will not be an Eligible Option (and any election with regard to such option will be disregarded) if, as of the expiration of the offer, the per share exercise price of the option is less than the per share fair market value of the Company’s common stock.
•	“Exchanged Options” refers to all options that are cancelled and exchanged for New Options pursuant to this offer.
•	“Executive Officers” refers to those officers of AltiGen listed on Schedule A to this Offer to Exchange, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
•	“Expiration Date” refers to the date that this offer expires. We expect that the Expiration Date will be September 1, 2009, at 9:00 p.m., Pacific Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires.
•	“Make-Up Option” refers to one of the two types of New Options that will be granted to Management Team Members who participate in the offer, as described in Q&A 5.
•	“Management Team” refers to Messrs. Gilbert Hu, Jeremiah Fleming, and Philip McDermott.
•	“Management Team Member” refers to a member of the Management Team.
•	“New Option Grant Date” refers to the date when New Options will be granted. We expect that the New Option Grant Date will be September 1, 2009 (but following the expiration of the offer). If the Expiration Date is extended, then the New Option Grant Date similarly will be extended.
•	“New Options” refers to the options issued pursuant to this offer that replace your Exchanged Options. The New Options will be granted on the New Option Grant Date under and subject to the terms of the 2009 Equity Incentive Plan and an option agreement between you and AltiGen.

•	“Offer Period” or “Offering Period” refers to the period from the commencement of this offer to the Expiration Date. We expect that this period will commence on August 5, 2009 and end at 9:00 p.m., Pacific Time, on September 1, 2009.
•	“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options for New Options.
•	“Plans” refers to the AltiGen Communications, Inc. 1999 Stock Plan and AltiGen Communications, Inc. 1994 Stock Option Plan. Each is referred to as a “Plan.”
•	“Similar Value Options” refers to one of the two types of New Options that will be granted to Management Team Members who participate in the offer, as described in Q&A 5.
Q1.	Why is AltiGen making this offer?
A1.	We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees and other service providers. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide Eligible Employees with the opportunity to own New Options that over time may have a greater potential to increase in value. (See Section 3.)

The Management Team Members are subject to different terms under the offer because we feel it is important for a significant portion of the Management Team’s equity compensation be dependent on an increase in the value of the Company’s common stock. Because the Make-Up Options will only vest if and when the closing price of our common stock equals or exceeds $2.50 per share (subject to any acceleration provisions contained in any employment agreement or other similar arrangement with the Company or provided for under the terms of the Exchanged Option it replaces), the Management Team will only receive a benefit from the Make-Up Options if the value of the Company’s common stock increases significantly, thus providing them with additional incentive to improve the performance of the Company and its stock.

To help us evaluate the appropriateness of the offer and decide upon the offer’s terms, we engaged an independent compensation consulting firm to provide data on similar option exchange programs and to make certain recommendations regarding the structure and terms of the offer. The Board of Directors and the Compensation Committee of the Board of Directors considered the data and recommendations before it determined and approved the offer. We believe that the offer is structured in a manner so as to assist the Company in meeting the incentive and retention purposes of our equity compensation program.

Q2.	Who may participate in this offer?
A2.	You may participate in this offer with respect to your Eligible Options if you are an Eligible Employee. You are an “Eligible Employee” if you are a U.S. employee of AltiGen at the commencement of this offer and remain a U.S. employee of AltiGen through the New Option Grant Date. Our executive officers (including the Management Team Members) are Eligible Employees and therefore they may participate in this offer. The non-employee members of our Board of Directors are not considered Eligible Employees and may not participate in this offer. (See Section 1.)

We have excluded non-U.S. employees from this offer because we do not believe it meets the compensatory purposes of our equity program to include them. In general, our equity programs strive to provide appropriate retention and performance incentives on a basis that is both reasonable in cost and administrative effort. Since we only have a few employees outside of the United States that would otherwise be eligible for the offer and we have determined that applicable tax and regulatory concerns make option awards less attractive in our non-U.S. jurisdictions than other types of compensation that we provide to those employees, we have decided that extending the offer to these employees would not meet our equity compensation program goals. In addition, the costs associated with compliance in the jurisdiction(s) where our non-U.S. employees reside would make the program materially less sound from an economic perspective, thereby imperiling our ability to execute the offer. Once we decided that including optionees who reside in these jurisdictions in the offer would result in the offer not having the desired compensatory effect, we determined that these individuals would not be eligible to participate in the offer. We may determine to give additional cash or equity awards to these individuals instead.

Q3.	Which options are eligible for exchange?
A3.	All options granted under the Plans, whether vested or unvested, that were granted under one of the Plans before August 5, 2008 with an exercise price per share greater than $1.28 and that are outstanding as of the Expiration Date are eligible for exchange. An option will not be eligible for exchange (and any election with regard to such option will be disregarded) if, as of the expiration of the offer, the per share exercise price of the option is less than the per share fair market value of the Company’s common stock. To help you recall your Eligible Options and give you the information necessary to make an informed decision, we will distribute to you a schedule of your Eligible Options. This schedule will list your outstanding option grants that are Eligible Options, the grant date of your options, the number of shares subject to your options that are vested as of the schedule’s creation date, the exercise price of your options and the number of outstanding shares subject to those options. (See Section 2.)
Q4.	How many New Options will I receive for the options that I exchange (if I am not a Management Team Member)?
A4.	Subject to the terms of this offer and upon our acceptance of your properly tendered options, your Eligible Options will be exchanged for New Options on a one-for-one basis.

Example:  If you exchange 1,000 Eligible Options, you will receive 1,000 New Options at an exercise price equal to the closing price of our common stock on the New Option Grant Date, which we expect to be September 1, 2009 (but following the expiration of the offer). (See Section 2.)

However, these terms will be different for Management Team Members. If you are a Management Team Member, please see Q&A 5 for a summary of the terms of the New Options that will be granted to you if you participate in the offer. (See Section 2.)

Q5.	How many New Options will I receive for the Eligible Options that I exchange (if I am a Management Team Member)?
A5.	Subject to the terms of this offer and upon our acceptance of your properly tendered options, your Eligible Options will be exchanged for New Options covering the same total number of shares. However, this will be split among two types of New Options – a Similar Value Option and a Make-Up Option.

Similar Value Options

If you are a Management Team Member, the number of Similar Value Options that you will receive in return for each Exchanged Option grant will depend on the exercise price of the Eligible Options as follows:

Per Share Exercise Price of Eligible Option	Number of Similar Value Options for Exchanged Options
$1.30	1 Similar Value Option for every 1.19 Exchanged Options
$1.88	1 Similar Value Option for every 1.41 Exchanged Options
$2.125	1 Similar Value Option for every 2.49 Exchanged Options
$2.98	1 Similar Value Option for every 1.10 Exchanged Options
$3.82	1 Similar Value Option for every 1.23 Exchanged Options
$8.00 and above	Will receive 0 Similar Value Options in return for Exchanged Options, but will receive Make-Up Options

For purposes of applying the exchange ratios, fractional options will be rounded down to the nearest whole option on a grant by grant basis. Please note: the exchange ratios apply to each grant of Exchanged Options separately. This means that the various Eligible Options you hold may be subject to different exchange ratios. (See Section 2.)

Example 1:  If a Management Team Member exchanges an Eligible Option grant covering 1,000 shares with an exercise price per share of $2.98, he will receive a Similar Value Option covering 909 shares at an exercise price equal to the closing price of our common stock on the New Option Grant Date, which we expect to be September 1, 2009 (but following the expiration of the offer). In addition, the Management Team Member will receive a Make-Up Option as described below. (See Section 2.)

Example 2:  If a Management Team Member exchanges an Eligible Option grant covering 1,000 shares with an exercise price per share of $8.00, he will receive 0 Similar Value Options, but will receive a Make-Up Option covering 1,000 shares as described below.

Make-Up Options

As a Management Team Member, you are receiving a lesser number of Similar Value Options in return for each Eligible Option you exchange than the other Eligible Employees are receiving in exchange for their Eligible Options. For this reason, you will also receive a Make-Up Option grant which will cover just enough shares so that when combined with the number of shares subject to the Similar Value Option, you will have New Options covering the same number of shares as the Eligible Option they replace.

Therefore, if you are a Management Team Member, the number of Make-Up Options that you will receive in return for each Exchanged Option will depend not only on the number of shares subject to the Eligible Option you elect to exchange, but also on the number of shares that will be granted in replacement as a Similar Value Option. Specifically, for each Eligible Option that you exchange, you will receive a Make-Up Option covering the number of shares equal to (x) the number of shares subject to the Eligible Option, minus (y) the number of shares subject to the Similar Value Option granted in replacement.

Example:  As in the above example, if a Management Team Member exchanges an Eligible Option grant covering 1,000 shares with an exercise price per share of $2.98, he will receive a Similar Value Option covering 909 shares at an exercise price equal to the closing price of our common stock on the New Option Grant Date, which we expect to be September 1, 2009 (but following the expiration of the offer). In addition, the Management Team Member will receive a Make-Up Option covering 91 shares of our common stock (the difference between the 1,000 Eligible Options and the 909 New Options) at an exercise price equal to the closing price of our common stock on the New Option Grant Date. (See Section 2.)

Important Note: Because the Make-Up Option is intended to incentivize you to increase the Company’s stock price dramatically, you will not receive the benefit of the same vesting schedule that will be applied to New Options held by other Eligible Employees. Instead, the Make-Up Options will only vest if and when the closing price of our common stock equals or exceeds $2.50 per share (subject to any acceleration provisions contained in any employment agreement or other similar arrangement with the Company or provided for under the terms of the Exchanged Option it replaces). Please see Q&A 12 for additional details.

If you are not a Management Team Member, you will not receive Similar Value Options or Make-Up Options. Instead you will receive New Options as described in Q&A 4 and Q&A 10.

Q6.	Are there circumstances under which I would not be granted New Options?
A6.	Yes. If, for any reason, you are no longer a U.S. employee of AltiGen as of the New Option Grant Date, you will not receive any New Options. Instead, you will keep your current Eligible Options, and they will expire in accordance with their terms. If you are a U.S. employee, your employment with AltiGen will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice (unless otherwise set forth in an agreement between you and us). (See Section 1.)

In addition, if you hold an option that expires after the commencement of this offer but before the expiration of this offer, that particular option is not eligible for exchange. As a result, if you hold options that expire before the currently scheduled Expiration Date or, if we extend the offer such that the Expiration Date is a later date and you hold options that expire before the rescheduled Expiration Date, those options will not be eligible for exchange and such options will continue to be governed by their original terms.

Moreover, even if we accept your Exchanged Options, we will not grant New Options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting New Options as a result of changes in SEC or NASDAQ rules. We do not anticipate any such prohibitions at this time. (See Section 13.)

Q7.	How do I participate in this offer?
A7.	If you are an Eligible Employee, you will receive on the commencement of the offer a memorandum from Philip McDermott, our Chief Financial Officer, announcing this offer. If you wish to participate in this offer, you must do the following on or before 9:00 p.m., Pacific Time, on September 1, 2009:
(1)	Properly complete and sign the attached election form.
(2)	Deliver the completed and signed election form via facsimile or hand delivery to:

HR Department
Attention: Tamika Massey-Evans
AltiGen Communications, Inc.
410 East Plumeria Drive
San Jose, CA 95134
Fax: (408) 597-9021

You should note that if you elect to exchange any Eligible Option in this offer, you must elect to exchange all shares subject to that Eligible Option. If you hold more than one Eligible Option, however, you may choose to exchange one or more of such Eligible Options without having to exchange all of your Eligible Options. To help you recall your Eligible Options and give you the information necessary to make an informed decision, we will distribute to you a schedule of your Eligible Options. This schedule will list your outstanding option grants that are Eligible Options, the grant date of your options, the number of shares subject to your options that are vested as of the schedule’s creation date, the exercise price of your options and the number of outstanding shares subject to those options.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered Eligible Options promptly after the expiration of this offer.

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled Expiration Date.

The delivery of all documents, including election forms, is at your risk. Only responses that are complete, signed and actually received via facsimile or hand delivery to our HR Department by the deadline will be accepted. Responses submitted by any other means, including e-mail, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your election form by e-mail within two (2) U.S. business days of the receipt of your election form. If you have not received an e-mail confirmation, you must confirm that we have received your election form.

(See Section 4.)

Q8.	Am I required to participate in this offer?
A8.	No. Participation in this offer is completely voluntary. To help you determine your outstanding Eligible Option grants and give you the tools to make an informed decision, we will provide you with a schedule listing all of your Eligible Options. (See Section 2.)
Q9.	What will be the exercise price of my New Options?
A9.	The exercise price per share of all New Options will be equal to the closing price of our common stock as reported on the NASDAQ Capital Market on the New Option Grant Date, which is expected to be September 1, 2009.

We cannot predict the exercise price of the New Options.

(See Section 9.)

Q10.	When will my New Options vest?
A10.	Except for New Options granted to the Management Team, the New Options will vest in equal monthly installments over three (3) years, with the first installment vesting on the date one (1) month following the New Option Grant Date. Vesting on any date is subject to your continued service to AltiGen or its subsidiaries through each relevant vesting date. (See Section 9.)

Please see Q&A 11 and Q&A 12 for the vesting schedule of the New Options granted to the Management Team.

Q11.	When will my Similar Value Options vest?
A11.	Each Similar Value Option granted to the Management Team will keep the same vesting schedule of the Exchanged Option it replaces, will remain vested to the same extent as the Exchanged Options and will not be subject to any additional vesting requirements. Vesting on any date is subject to your continued service to AltiGen or its subsidiaries through each relevant vesting date. (See Section 9.)

Example:  If a Management Team Member exchanges an Eligible Option grant covering 1,000 shares with an exercise price per share of $2.98 that is 50% vested with a vesting commencement date of September 1, 2007, and which has a vesting schedule of 25% of the shares subject to the Eligible Option scheduled to vest on the first anniversary of the vesting commencement date and 1/48 of the shares subject to the Eligible Option scheduled to vest on each monthly anniversary thereafter, he will receive a Similar Value Option covering 909 shares at an exercise price equal to the closing price of our common stock on the New Option Grant Date, which we expect to be September 1, 2009 (but following the expiration of the offer). Of the 909 shares subject to the Similar Value Option, 50% or 454 of the shares subject to the Similar Value Option will be vested as of the New Option Grant Date, and the remaining 455 shares will vest in equal monthly installments thereafter (on the monthly anniversary of the vesting commencement date of the Eligible Option the New Option replaced). In addition, the Management Team Member will receive a Make-Up Option as described below. (See Section 2.)

Except as provided in this Q&A 11, the terms and conditions governing the Similar Value Options are identical to the terms and conditions of the New Options granted to Eligible Employees who are not Management Team Members.

Q12.	When will my Make-Up Options vest?
A12.	Make-Up Options granted to the Management Team will only vest if and when the closing price of our common stock equals or exceeds $2.50 per share, subject to any acceleration provisions contained in any employment agreement or other similar arrangement with the Company or provided for under the terms of the Exchanged Option it replaces, which will remain in place. Vesting is subject to your continued service to AltiGen or its subsidiaries through the relevant vesting date. (See Section 9.)

Except as provided in this Q&A 12, the terms and conditions governing the Make-Up Options are identical to the terms and conditions of the New Options granted to Eligible Employees who are not Management Team Members.

Q13.	Do I have to exchange all of my Eligible Options?
A13.	No. You may pick and choose which of your outstanding Eligible Option grants you wish to exchange. This means that you may not elect to exchange only some of the shares covered by any particular Eligible Option grant. However, you may elect to exchange the entire remaining portion of any Eligible Option grant that you have partially exercised. The result is that you may elect to exchange one or more of your Eligible Option grants, but you must elect to exchange the entire unexercised portion of a given grant or none of the shares for that particular grant. For example and except as otherwise described below, if you hold (1) an Eligible Option to purchase 1,000 shares, 700 shares of which you have already exercised, (2) an Eligible Option to purchase 1,000 shares, and (3) an Eligible Option to purchase 2,000 shares, you may elect to exchange:
•	Your first Eligible Option grant covering the entire remaining 300 shares,
•	Your second Eligible Option grant covering 1,000 shares,
•	Your third Eligible Option grant covering 2,000 shares,
•	Two of your three Eligible Option grants for the amount of shares as described above,
•	All three of your Eligible Option grants for the amount of shares as described above, or
•	None of your Eligible Option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first Eligible Option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third Eligible Option grants. (See Section 2.)

Q14.	What happens if I have an Eligible Option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?
A14.	If you have an Eligible Option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Employee beneficially owns a portion of that Eligible Option, you may accept this offer with respect to the entire remaining outstanding portion of the Eligible Option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As you are the legal owner of the Eligible Option, the Company will respect an election properly made by you and accepted by the Company and will not be responsible to you or the beneficial owner of the Eligible Option for any errors made by you with respect to such an election. (See Section 2.)
Q15.	When will my Exchanged Options be cancelled?
A15.	Your Exchanged Options will be cancelled on the same U.S. calendar day as the Expiration Date (but following the expiration of the offer at 9:00 p.m., Pacific Time). We refer to this date as the Cancellation Date. We expect that the Cancellation Date will be September 1, 2009, unless the offer period is extended. (See Section 6.)
Q16.	Once I surrender my Exchanged Options, is there anything I must do to receive the New Options?
A16.	No. Once your Exchanged Options have been cancelled, there is nothing that you must do to receive your New Options. We expect that the New Option Grant Date will be September 1, 2009 (following the expiration of the offer). In order to vest in the shares covered by the New Option grant, you will need to remain an employee or service provider of AltiGen through the applicable vesting date(s), as described in Q&A 10, Q&A 11, and Q&A 12. (See Section 1.)

Q17.	When will I receive the New Options?
A17.	We will grant the New Options on the New Option Grant Date. We expect the New Option Grant Date will be September 1, 2009 (following the expiration of the offer). If the Expiration Date is delayed, the New Option Grant Date similarly will be delayed. You will receive your option agreement after the expiration of the offer. (See Section 6.)
Q18.	Can I exchange shares of AltiGen common stock that I acquired upon exercise of AltiGen options?
A18.	No. This offer relates only to outstanding AltiGen options. You may not exchange shares of AltiGen common stock in this offer. (See Section 2.)
Q19.	Will I be required to give up all of my rights under the cancelled options?
A19.	Yes. Once we have accepted your Exchanged Options, your Exchanged Options will be cancelled, and you no longer will have any rights under those options. We intend to cancel all Exchanged Options on the same U.S. calendar day as the Expiration Date. We refer to this date as the Cancellation Date. We expect that the Cancellation Date will be September 1, 2009. (See Section 6.)
Q20.	Will the terms and conditions of my New Options be the same as my Exchanged Options?
A20.	The terms and conditions of your New Options may vary from the terms and conditions of your Exchanged Options, but such changes generally will not substantially and adversely affect your rights, except that your New Options may have a different exercise price, will have a different vesting schedule (except with respect to Similar Value Options to be granted to Management Team Members) and will have a maximum term of ten (10) years from the New Option Grant Date. In addition, as discussed in Q&A 24, some of your Exchanged Options that are incentive stock options may be exchanged for New Options that are nonstatutory stock options. (See Section 9.)

The Similar Value Options granted to the Management Team will not have a new vesting schedule and will remain vested to the extent the Exchanged Options they replace were vested. However, each Similar Value Option will cover a lesser number of shares than the Exchanged Option it replaces.

Your New Options will be granted under and subject to the terms and conditions of the 2009 Equity Incentive Plan and an option agreement between you and AltiGen. The current form of option agreement for grants made under the 2009 Equity Incentive Plan is incorporated by reference as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC (the “Schedule TO”) with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov. Additionally, your New Option agreement (including agreements for Similar Value Options and Make-Up Options) will reflect any vesting acceleration provided for under the terms of the Exchanged Option it replaces.

Q21.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?
A21.	If we do not receive a properly completed and delivered election form from you by the deadline, you choose not to participate, or your options are not accepted by us under this offer, your existing options will (i) remain outstanding until they are exercised or cancelled or expire by their terms, (ii) retain their current exercise price, (iii) retain their current vesting schedule and (iv) retain all of the other terms and conditions as set forth in the agreement related to such option. (See Section 6.)
Q22.	How does AltiGen determine whether an option has been properly tendered?
A22.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for failure to give any notice. (See Section 4.)
Q23.	Will I have to pay taxes if I participate in the offer?
A23.	If you participate in the offer and are a citizen or resident of the U.S., you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the New Option Grant Date, you will not be required under current law to recognize income for U.S. federal income tax purposes. However, you may have taxable income when you exercise your New Options or when you sell your shares. (See Section 14.)

You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a citizen or tax resident or subject to the tax laws of more than one country, you should be aware that there might be additional or different tax and social insurance consequences that may apply to you.

Q24.	Will my New Options be incentive stock options or nonstatutory stock options for U.S. tax purposes?
A24.	The New Options will generally be of the same type (for U.S. tax purposes) as the Exchanged Options, but with some exceptions. If your Exchanged Options are incentive stock options for purposes of the U.S. Internal Revenue Code, your New Options will remain incentive stock options only to the maximum extent they still qualify as incentive stock options under the U.S. tax laws on the New Option Grant Date. For options to qualify as incentive stock options under the current U.S. tax laws, among other requirements, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the New Option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws. As a result, any portion of your New Option that vests in the same calendar year as the New Option Grant Date (which currently is expected to be September 1, 2009) will count toward this limit and therefore a portion of your New Option may exceed the limit and no longer qualify as an incentive stock option. They will instead be nonstatutory stock options.

If your Exchanged Options are nonstatutory stock options for purposes of U.S. tax law, your New Options also will be nonstatutory stock options.

We recommend that you read the tax discussion in Section 14 of this Offer to Exchange and discuss the personal tax consequences of incentive stock options and nonstatutory stock options with your financial, legal and/or tax advisors. (See Section 9, Section 14, and the section titled “Tax-Related Risks” under “Risks of Participating in the Offer.”)

Q25.	Will I receive an option agreement?
A25.	Yes. All New Options will be subject to an option agreement between you and AltiGen and the terms and conditions of the 2009 Equity Incentive Plan. (See Section 9.) The form of option agreement for grants to be made under the 2009 Equity Incentive Plan is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov.
Q26.	What if AltiGen is acquired by another company?
A26.	Although we currently are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw any Eligible Option which you tendered for exchange and your Eligible Options will be treated in accordance with the relevant equity plan and award agreement. Further, if AltiGen is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your Eligible Options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will receive no New Options in exchange for them. If AltiGen is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the New Options. Under such circumstances, the type of security and the number of shares covered by your New Options would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive New Options covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the Eligible Options that you tendered for exchange or than the number you would have received pursuant to the New Options if no acquisition had occurred.

In addition, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this offer. Termination of your employment for this or any other reason before the New Option Grant Date means that the tender of your Eligible Options will not be accepted, you will keep your tendered Eligible Options in accordance with their original terms, and you will not receive any New Options or other benefit for your tendered Eligible Options.

If we are acquired after your Eligible Options have been accepted, cancelled, and exchanged for New Options, your New Options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the 2009 Equity Incentive Plan and your New Option agreement.

(See Section 9.)

Q27.	What are the accounting consequences of the offer?
A27.	The offer with respect to all Eligible Options is considered a modification of options exchanged in the offer for financial reporting purposes. As a result, AltiGen will record any incremental compensation expense calculated as any increase in the fair value of the modified options compared to the fair value of the original option as of the end of the Offer Period recognized over the remaining requisite service period. The Similar Value Options to be granted to Management Team Members have been formulated so that there should be little or no incremental compensation expense associated with them; however, we expect that that full fair value of the Make-Up Options that are granted in addition will be treated as compensation expense to AltiGen based on their value as of the grant date and the expense will be recognized over the remaining service period (See Section 12.)
Q28.	Are there any conditions to this offer?
A28.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered Eligible Options, though we may waive the conditions and do so at our discretion. Any such waiver will be made with respect to all Eligible Employees and in a uniform and nondiscriminatory manner. (See Section 7.)
Q29.	If you extend or change the offer, how will you notify me?
A29.	If we extend or change this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following either the previously scheduled Expiration Date or the day we change the offer, as applicable. (See Section 15.)
Q30.	Can I change my mind and withdraw from this offer?
A30.	Yes, but only if you withdraw from this offer before it expires. You may change your mind after you have submitted an election form and withdraw some or all of your Eligible Options from the offer at any time before the Expiration Date (expected to be September 1, 2009). If we extend the Expiration Date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal form we receive before the Expiration Date. The exception to this rule is if we have not received your properly tendered awards by 9:00 p.m., Pacific Time, on September 30, 2009, you may withdraw your awards at any time thereafter. (See Section 5.)
Q31.	Can I change my mind about which eligible awards I want to exchange?
A31.	Yes. You may change your mind after you have submitted an election form and change the awards you elect to exchange at any time before the Expiration Date by submitting a new election form or withdrawal form as described under Q&A 7 and Q&A 32. If we extend the Expiration Date, you may change your election at any time until the extended offer expires. You may elect to exchange additional Eligible Options, fewer Eligible Options, all of your Eligible Options or none of your Eligible Options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal form we receive before the Expiration Date. Please be sure that any completed and new election form you submit includes all of the Eligible Options with respect to which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal. (See Section 4 and Section 5.)
Q32.	How do I withdraw my election?
A32.	To withdraw your election, you must do the following before the Expiration Date:
(1)	Properly complete and sign the attached withdrawal form.
(2)	Deliver the completed and attached withdrawal form via facsimile or hand delivery to:

HR Department
Attention: Tamika Massey-Evans
AltiGen Communications, Inc.
410 East Plumeria Drive
San Jose, CA 95134
Fax: (408) 597-9021

The delivery of all withdrawal forms is at your risk. AltiGen intends to confirm the receipt of your withdrawal form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, we recommend that you confirm that we have received your withdrawal form. If you need to confirm receipt after two (2) U.S. business days have elapsed, you may e-mail Tamika Massey-Evans or Carolyn David at benefits@altigen.com or contact them by phone at (408) 597-9076 or (408) 597-9033.

Only withdrawal forms that are complete, signed and actually received by our HR Department by the deadline will be accepted. Withdrawal forms may be submitted only via facsimile or hand delivery to the HR Department, Attention: Tamika Massey-Evans. Withdrawal forms submitted by any other means, including e-mail, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 5.)

Q33.	What if I withdraw my election and then decide again that I want to participate in this offer?
A33.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form accepting the offer before the Expiration Date, in accordance with the procedures described in Q&A 7. (See Section 4.)
Q34.	Are you making any recommendation as to whether I should exchange my Eligible Options?
A34.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your Eligible Options in this offer will be a challenging one for many employees. The program does carry risk (see “Risks of Participating in the Offer” on page 13 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your Eligible Options than from the New

Options you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor. (See Section 3.)
Q35.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?
A35.	For additional information or assistance, you should contact either Tamika Massey-Evans or Carolyn David by phone at (408) 597-9076 or (408) 597-9033, by e-mail at benefits@altigen.com, or by mail to either of their attention at AltiGen Communications, Inc., 410 East Plumeria Drive, San Jose, CA 95134. (See Section 10.)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list and the risk factors in our annual report on Form 10-K for the fiscal year ended September 30, 2008 and our quarterly report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC, highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences in the U.S., as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

Further, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors described elsewhere in this Offer to Exchange. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements, which are incorporated by reference, and the summary of such financial statements attached as Schedule B, as well as our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Risks That Are Specific to This Offer

Your New Options will not be vested on the New Option Grant Date.

Other than Similar Value Options granted to the Management Team, the New Options will be subject to a new vesting schedule. This is true even if your Exchanged Options are 100% vested. If you do not remain an employee or other service provider with us through the date your New Options vest, you will not receive the shares subject to those New Options. Instead, to the extent unvested, your New Options generally will expire immediately upon your termination. As a result, you may not receive any value from your New Options.

In addition, because the Make-Up Options to be granted to the Management Team are intended to incentivize you to increase the Company’s stock price dramatically, they do not have the benefit of the same vesting schedule that will be applied to New Options held by other Eligible Employees. Instead, each Make-Up Option will only vest if and when the closing price of our common stock equals or exceeds $2.50 per share (subject to any acceleration provisions contained in any employment agreement or other similar arrangement with the Company or provided for under the terms of the Exchanged Option it replaces).

Tax-Related Risks

A portion of your amended option may be a nonstatutory stock option for U.S. tax purposes, whereas your eligible option may have been an incentive stock option.

The New Options generally will be of the same type (for U.S. tax purposes) as the Exchanged Options, but with some exceptions. If your Exchanged Options are incentive stock options for purposes of the U.S. Internal Revenue Code, your New Options will remain incentive stock options only to the maximum extent they still qualify as incentive stock options under the U.S. tax laws on the New Option Grant Date. For options to qualify as incentive stock options under the current U.S. tax laws, among other requirements, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the New Option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws. It is possible that by participating in this offer, your options will exceed this $100,000 limit and the excess will be nonstatutory stock options.

In general, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the offer to amend, and see the tax disclosure set forth under Section 14 entitled “Material U.S. Federal Income Tax Consequences.”

U.S. employees whose New Options are granted as incentive stock options in this offer will be required to restart the measurement periods required to be eligible for favorable tax treatment for any new incentive stock options.

In order to receive favorable tax treatment for incentive stock options, the shares subject to the New Option must be held more than two (2) years after the New Option Grant Date and more than one (1) year after you exercise the New Option grant. Since the New Options will be deemed a completely new grant for purposes of the incentive stock option rules, U.S. employees will not receive any credit for the time during which the Exchanged Option was held. As a result, in order for the new incentive stock options to be eligible for favorable U.S. federal tax treatment, you must wait to sell the shares subject to your new incentive stock option until the passage of more than two (2) years from the New Option Grant Date and more than one (1) year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the New Option shares over the exercise price of the New Option will be treated as long-term capital gain. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 entitled “Material U.S. Federal Income Tax Consequences.”

The offer currently is expected to remain open for twenty-eight (28) calendar days. However, if we extend the offer so that it remains open for thirty (30) or more days, U.S. employees will be required to restart the measurement periods necessary to qualify incentive stock options for favorable tax treatment, even if they choose not to exchange the options in the offer.

Generally, your incentive stock option qualifies for favorable tax treatment if you hold the option for more than two (2) years after the grant date and for more than one (1) year after the date of exercise. We do not expect that the exchange will affect the eligibility of any incentive stock options that are not tendered for exchange, for favorable tax treatment under U.S. tax laws. Thus, if you do not tender your option, the holding periods will continue to be measured from your original grant date.

However, if the offer period lasts for thirty (30) days or more, then any Eligible Options that are incentive stock options that you have not exchanged will be deemed modified, and the holding period for such options will restart. As a result, in order to qualify for favorable tax treatment, you would not be able to sell or otherwise dispose of any such options upon exercise thereof until more than two (2) years from the date this offer commenced on August 5, 2009, and more than one (1) year after the date you exercise such options.

Note that some of your Exchanged Options that are incentive stock options may be exchanged for New Options that are nonstatutory stock options. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 of the Offer to Exchange.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Business-Related Risks

Our business could be harmed by adverse global economic conditions in our target markets or reduced spending on information technology and telecommunication products.

Current uncertainty in global economic conditions pose a risk to the overall economy as consumers and businesses may defer purchases in response to tighter credit and negative financial news, which could negatively affect product demand and other related matters. Our business depends on the overall demand for information technology, and in particular for telecommunications systems. The market we serve is emerging and the purchase of our products involves significant upfront expenditures. In addition, the purchase of our products can be discretionary and may involve a significant commitment of capital and other resources. Weak economic conditions in our target markets, or a reduction in information technology or telecommunications spending even if economic conditions improve, would likely adversely impact our business, operating results and financial condition in a number of ways, including longer sales cycles, lower prices for our products and reduced unit sales.

We have had a history of losses and may incur future losses, which may prevent us from attaining profitability.

We have had a history of operating losses since our inception and, as of March 31, 2009, we had an accumulated deficit of $59.3 million. We may incur operating losses in the future, and these losses could be substantial and impact our ability to attain profitability. We do not expect to significantly increase expenditures for product development, general and administrative expenses, and sales and marketing expenses; however, if we cannot maintain current revenue or revenue growth, we will not achieve or sustain profitability or positive operating cash flows. Even if we achieve profitability and positive operating cash flows, we may not be able to sustain or increase profitability or positive operating cash flows on a quarterly or annual basis.

Our operating results vary, making future operating results difficult to predict.

Our quarterly and annual operating results have varied significantly in the past and likely will vary significantly in the future. A number of factors, many of which are beyond our control, have caused and may cause our operating results to vary, including:

•	our ability to respond effectively to competitive pricing pressures;
•	our ability to establish or increase market acceptance of our technology, products and systems;
•	our success in expanding our network of distributors, dealers and companies that buy our products in bulk, customize them for particular applications or customers, and resell them under their own names;
•	market acceptance of products and systems incorporating our technology and enhancements to our product applications on a timely basis;
•	our success in supporting our products and systems;
•	our sales cycle, which may vary substantially from customer to customer;
•	unfavorable changes in the prices and delivery of the components we purchase;
•	the size and timing of orders for our products, which may vary depending on the season, and the contractual terms of the orders;
•	the size and timing of our expenses, including operating expenses and expenses of developing new products and product enhancements;
•	deferrals of customer orders in anticipation of new products, services or product enhancements introduced by us or by our competitors; and
•	our ability to attain and maintain production volumes and quality levels for our products.

Our future projected budgets and commitments are based in part on our expectations of future sales. If our sales do not meet expectations, it will be difficult for us to reduce our expenses quickly and, consequently, our operating results may suffer.

Our dealers often require immediate shipment and installation of our products. As a result, we have historically operated with limited backlog, and our sales and operating results in any quarter primarily depend on orders booked and shipped during that quarter.

Any of the above factors could harm our business, financial condition and results of operations. We believe that period-to-period comparisons of our results of operations are not meaningful, and you should not rely upon them as indicators of our future performance.

Our market is highly competitive and we may not have the resources to adequately compete.

The market for our integrated, multifunction telecommunications systems is new, rapidly evolving and highly competitive. We expect competition to intensify in the future as existing competitors develop new products and new competitors enter the market. We believe that a critical component to success in this market is the ability to establish and maintain strong partner and customer relationships with a wide variety of domestic and international providers. If we fail to establish or maintain these relationships, we will be at a serious competitive disadvantage.

We face competition from companies providing traditional private telephone systems. Our principal competitors that produce these telephone systems are Avaya Inc., NEC Corporation and Nortel Networks Corporation. We also compete against providers of multi-function telecommunications systems, including 3Com Corporation, Shoretel and Cisco Systems, Inc., as well as any number of future competitors. Many of our competitors are substantially larger than we are and have significantly greater name recognition, financial resources, sales and marketing teams, technical and customer support, manufacturing capabilities and other resources. These competitors also may have more established distribution channels and stronger relationships with service providers. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products. These competitors may enter our existing or future markets with products that may be less expensive, provide higher performance or additional features or be introduced earlier than our phone systems. We also expect that other companies may enter our market with better products and technologies. If any technology that is competing with ours is more reliable, faster, less expensive or has other advantages over our technology, then the demand for our products and services could decrease and harm our business.

We expect our competitors to continue to improve the performance of their current products and introduce new products or new technologies. If our competitors successfully introduce new products or enhance their existing products, our sales or market acceptance of our products and services could be reduced, price competition could be increased or our products could become obsolete. To remain competitive, therefore, we must continue to invest significant resources in research and development, sales and marketing and customer support. We may not have sufficient resources to make these investments or to make the technological advances necessary to be competitive, which in turn will cause our business to suffer.

We sell our products through dealers and distributors, which limits our ability to control the timing of our sales, and which makes it more difficult to predict our revenue.

We do not recognize revenue from the sale of our products to our distributors until these products are sold to either resellers or end-users. We have little control over the timing of product sales to resellers and end users. Our lack of control over the revenue that we recognize from our distributors’ sales to resellers and end-users limits our ability to predict revenue for any given period. Our future projected budgets and commitments are based in part on our expectations of future sales. If our sales do not meet expectations, it will be difficult for us to reduce our expenses quickly, and consequently our operating results may suffer.

We rely on resellers to promote, sell, install and support our products, and their failure to do so or our inability to recruit or retain resellers may substantially reduce our sales and thus seriously harm our business.

We rely on resellers who can provide high quality sales and support services. As with our distributors, we compete with other telecommunications systems providers for our resellers’ business as our resellers generally market competing products. If a reseller promotes a competitor’s products to the detriment of our products or otherwise fails to market our products and services effectively, we could lose market share. In addition, the loss of a key reseller or the failure of resellers to provide adequate customer service could cause our business to suffer. If we do not properly train our resellers to sell, install and service our products, our business will suffer.

Software or hardware errors may seriously harm our business and damage our reputation, causing loss of customers and revenue.

Users expect telephone systems to provide a high level of reliability. Our products are inherently complex and may have undetected software or hardware errors. We have detected and may continue to detect errors and product defects in our installed base of products, new product releases and product upgrades. End users may install, maintain and use our products improperly or for purposes for which they were not designed. These problems may degrade or terminate the operation of our products, which could cause end users to lose telephone service, cause us to incur significant warranty and repair costs, damage our reputation and cause significant customer relations problems. Any significant delay in the commercial introduction of our products due to errors or defects, any design modifications required to correct these errors or defects or any negative effect on customer satisfaction as a result of errors or defects could seriously harm our business, financial condition and results of operations.

Any claims brought because of problems with our products or services could seriously harm our business, financial condition and results of operations. We currently offer a one-year hardware guarantee to end-users. If our products fail within the first year, we face replacement costs. Our insurance policies may not provide sufficient or any coverage should a claim be asserted. In addition, our introduction of products and systems with reliability, quality or compatibility problems could result in reduced revenue, uncollectible accounts receivable, delays in collecting accounts receivable, warranties and additional costs. Our customers, end users or employees could find errors in our products and systems after we have begun to sell them, resulting in product redevelopment costs and loss of, or delay in, their acceptance by the markets in which we compete. Further, we may experience significant product returns in the future. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

Our market is subject to changing preferences; failure to keep up with these changes would result in our losing market share, thus seriously harming our business, financial condition and results of operations.

Our customers and end users expect frequent product introductions and have changing requirements for new products and features. In order to be competitive, we need to develop and market new products and product enhancements that respond to these changing requirements on a timely and cost-effective basis. Our failure to do so promptly and cost effectively would seriously harm our business, financial condition and results of operations. Also, introducing new products could require us to write-off existing inventory as obsolete, which could harm our results of operations.

We depend on attracting and retaining qualified personnel to maintain and expand our business; our failure to promptly attract and retain qualified personnel may seriously harm our business, financial condition and results of operations.

We depend, in large part, on our ability to attract and retain highly skilled personnel, particularly engineers and sales and marketing personnel. We need highly trained technical personnel to design and support our server-based telecommunications systems. In addition, we need highly trained sales and marketing personnel to expand our marketing and sales operations in order to increase market awareness of our products and generate increased revenue. Competition for highly trained personnel is intense, especially in the San Francisco Bay Area where most of our operations are located. We cannot be certain that we will be successful in our recruitment and retention efforts. If we fail to attract or retain qualified personnel or suffer from delays in hiring required personnel, our business, financial condition and results of operations may be seriously harmed.

If we fail to establish and maintain proper and effective internal control over financial reporting, our operating results and our ability to operate our business could be harmed.

The Sarbanes-Oxley Act of 2002 requires, among other things, that we establish and maintain internal control over financial reporting and disclosure controls and procedures. In particular, under the current rules of the SEC, beginning with the year ended September 30, 2010, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our independent registered public accounting firm is also required to report on our internal control over financing reporting. We have incurred and we expect to continue to incur substantial accounting and auditing expense and expend significant management time in complying with the requirements of Section 404. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to investigations or sanctions by the SEC, the NASDAQ Capital Market, or NASDAQ, or other regulatory authorities or subject to litigation. To the extent any material weaknesses in our internal control over financial reporting are identified in the future, we could be required to expend significant management time and financial resources to correct such material weaknesses or to respond to any resulting regulatory investigations or proceedings.

If we do not manage our future growth effectively, our business will suffer.

We have experienced a period of rapid growth in our headcount and operation over the last two years; we have substantially increased our workforce and expanded our channel partner network and the number and size of enterprise customers implementing our systems. In the event our products obtain greater market acceptance, we may be required to expand our operations. This growth has placed, and anticipated future growth will place, a significant strain on our management, administrative, operational and financial infrastructure. Our success will depend in part upon our ability to manage this growth effectively. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. Failure to effectively manage growth could result in difficulty in filling enterprise customer orders, declines in product quality or customer satisfaction, increases in costs or other production and distribution difficulties, and any of these difficulties could adversely impact our business performance and results of operations.

Losing any of our key distributors would harm our business. We also need to establish and maintain relationships with additional distributors and original equipment manufacturers.

Sales through our three key distributors, Altisys Communications, Inc., Synnex Corporation and Jenne Distributors, Inc., accounted for 51% of our net revenue in the quarter ended March 31, 2009. Our business and operating results will suffer if any one of these distributors does not continue distributing our products, fails to distribute the volume of our products that it currently distributes or fails to expand our customer base. We also need to establish and maintain relationships with additional distributors and original equipment manufacturers. In June 2009, we gave Jenne Distributors, Inc. 90 days notice of termination. We believe the termination of our relationship with Jenne Distributors, Inc. will not have a material impact on our business.

We may not be able to establish, or successfully manage, relationships with additional distribution partners. In addition, our agreements with distributors typically provide for termination by either party upon written notice to the other party. For example, our agreement with Synnex Corporation provides for termination, with or without cause, by either party upon 30 days’ written notice to the other party, or upon insolvency or bankruptcy. Generally, these agreements are non-exclusive and distributors sell products that compete with ours. If we fail to establish or maintain relationships with distributors and original equipment manufacturers, our ability to increase or maintain our sales and our customer base will be substantially harmed.

We rely on sole-sourced components and third party technology and products; if these components are not available, our business may suffer.

We purchase technology that is incorporated into many of our products, including virtually all of our hardware products, from a single third-party supplier. We order sole-sourced components using purchase orders and do not have supply contracts for them. One sole-sourced component, a TI DSP chip, is particularly important to our business because it is included in virtually all of our hardware products. If we were unable to purchase an adequate supply of these sole-sourced components on a timely basis, we would be required to develop alternative products, which could entail qualifying an alternative source or redesigning our products based on different components. Our inability to obtain these sole-sourced components, especially the TI DSP chip, could significantly delay shipment of our products, which could have a negative effect on our business, financial condition and results of operations.

Compliance with changing regulations of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and NASDAQ National Market rules, are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal controls over financial reporting and beginning with the year ended September 30, 2010, our external auditor’s audit of the effectiveness of our internal controls over financial reporting has required the commitment of significant financial and managerial resources. We expect these efforts to require the continued commitment of significant resources. Further, our board members, chief executive officer, and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed.

Our facility is vulnerable to damage from earthquakes and other natural disasters and other business interruptions; any such damage could seriously or completely impair our business.

We perform final assembly, software installation and testing of our products at our facility in San Jose, California. Our facility is located on or near known earthquake fault zones and may be subject to rolling electrical blackouts and is vulnerable to damage or interruption from fire, floods, earthquakes, power loss, telecommunications failures and similar events. If such a disaster or interruption occurs, our ability to perform final assembly, software installation and testing of our products at our facility would be seriously, if not completely, impaired. If we were unable to obtain an alternative place or way to perform these functions, our business, financial condition and results of operations would suffer. The insurance we maintain may not be adequate to cover our losses against fires, floods, earthquakes and general business interruptions.

Our strategy to outsource assembly and test functions in the future could delay delivery of products, decrease quality or increase costs.

We may begin to outsource a substantial amount of our product assembly and test functions. This outsourcing strategy involves certain risks, including the potential lack of adequate capacity and reduced control over delivery schedules, manufacturing yield, quality and costs. In the event that any significant subcontractors were to become unable or unwilling to continue to manufacture or test our products in the required volumes, we would have to identify and qualify acceptable replacements. Finding replacements could take time and we cannot be sure that additional sources would be available to us on a timely basis. Any delay or increase in costs in the assembly and testing of products by third-party subcontractors could seriously harm our business, financial condition and results of operations.

Our expansion in international markets has been slow and steady. However, our plan is to accelerate this growth rate and will involve new risks that our previous domestic operations have not prepared us to address; our failure to address these risks could harm our business, financial condition and results of operations.

In the quarter ended March 31, 2009, approximately 14% of our net revenue came from customers outside of the Americas. We intend to expand our international sales and marketing efforts. Our efforts are subject to a variety of risks associated with conducting business internationally, any of which could seriously harm our business, financial condition and results of operations. These risks include:

•	tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers, such as import or export licensing imposed by foreign countries, especially on technology;
•	potential adverse tax consequences, including restrictions on repatriation of earnings;
•	fluctuations in foreign currency exchange rates, which could make our products relatively more expensive in foreign markets; and
•	conflicting regulatory requirements in different countries that may require us to invest significant resources customizing our products for each country.

Any failure by us to protect our intellectual property could harm our business and competitive position.

Our success depends, to a certain extent, upon our proprietary technology. We currently rely on a combination of patent, trade secret, copyright and trademark law, together with non-disclosure and invention assignment agreements, to establish and protect the proprietary rights in the technology used in our products.

Although we have been issued sixteen patents and expect to continue to file patent applications, we are not certain that our patent applications will result in the issuance of patents, or that any patents issued will provide commercially significant protection of our technology. In addition, other individuals or companies may independently develop substantially equivalent proprietary information not covered by the patents to which we own rights, may obtain access to our know-how or may claim to have issued patents that prevent the sale of one or more of our products. Also, it may be possible for third parties to obtain and use our proprietary information without our authorization. Further, the laws of some countries, such as those in Japan, one of our target markets, may not adequately protect our intellectual property or such protection may be uncertain. Our success also depends on trade secrets that cannot be patented and are difficult to protect. If we fail to protect our proprietary information effectively, or if third parties use our proprietary technology without authorization, our competitive position and business will suffer.

If we are unable to raise additional capital when needed, we may be unable to develop or enhance our products and services.

We may seek additional funding in the future. If we cannot raise funds on acceptable terms, we may be unable to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. We also may be required to reduce operating costs through lay-offs or reduce our sales and marketing or research and development efforts. If we issue equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of our common stock.

We may face infringement issues that could harm our business by requiring us to license technology on unfavorable terms or temporarily or permanently cease sales of key products.

We may become parties to litigation in the normal course of our business. Litigation in general, and intellectual property and securities litigation in particular, can be expensive and disruptive to normal business operations. Moreover, the results of complex litigation are difficult to predict. We were previously a defendant in a patent infringement suit brought by Vertical Networks. On October 4, 2007, the parties entered into a stipulation dismissing the lawsuit in its entirety without prejudice. Consequently, Vertical Networks may reassert these or related claims in one or more separate proceedings.

More generally, litigation related to these types of claims may require us to acquire licenses under third party patents that may not be available on acceptable terms, if at all. We believe that an increasing portion of our revenue in the future will come from sales of software applications for our hardware products. The software market traditionally has experienced widespread unauthorized reproduction of products in violation of developers’ intellectual property rights. This activity is difficult to detect, and legal proceedings to enforce developers’ intellectual property rights are often burdensome and involve a high degree of uncertainty and substantial costs.

Our products may not meet the legal standards required for their sale in some countries; if we cannot sell our products in these countries, our results of operations may be seriously harmed.

The United States and other countries in which we intend to sell our products have standards for safety and other certifications that must be met for our products to be legally sold in those countries. We have tried to design our products to meet the requirements of the countries where we sell or plan to sell them. We also have obtained or are trying to obtain the certifications that we believe are required to sell our products in these countries. We cannot, however, guarantee that our products meet all of these standards or that we will be able to obtain any certifications required. In addition, there is, and will likely continue to be, an increasing number of laws and regulations pertaining to the products we offer and may offer in the future. These laws or regulations may include, for example, more stringent safety standards, requirements for additional or more burdensome certifications or more stringent consumer protection laws.

If our products do not meet a country’s standards or we do not receive the certifications required by a country’s laws or regulations, then we may not be able to sell our products in that country. This inability to sell our products may seriously harm our results of operation by reducing our sales or requiring us to invest significant resources to conform our products to these standards.

Integrated, multifunction telecommunications systems may not achieve widespread acceptance.

The market for integrated, multifunction telecommunications systems is relatively new and rapidly evolving. Businesses have invested substantial resources in the existing telecommunications infrastructure, including traditional private telephone systems, and may be unwilling to replace these systems in the near term or at all. Businesses also may be reluctant to adopt integrated, multifunction telecommunications systems because of their concern about the current limitations of data networks, including the Internet. For example, end users sometimes experience delays in receiving calls and reduced voice quality during calls when routing calls over data networks. Moreover, businesses that begin to route calls over the same networks that currently carry only their data also may experience these problems if the networks do not have sufficient capacity to carry all of these communications at the same time.

Evolving standards may delay our product introductions, increase our product development costs or cause end users to defer or cancel plans to purchase our products, any of which could adversely affect our business.

The standards in our market are still evolving. These standards are designed to ensure that integrated, multifunction telecommunications products from different manufacturers can operate together. Some of these standards are proposed by other participants in our market, including some of our competitors, and include proprietary technology. In recent years, these standards have changed, and new standards have been proposed, in response to developments in our market. Our failure to conform our products to existing or future standards may limit their acceptance by market participants. We may not anticipate which standards will achieve the broadest acceptance in our market in the future, and we may take a significant amount of time and expense to adapt our products to these standards. We also may have to pay additional royalties to developers of proprietary technologies that become standards in our market. These delays and expenses may seriously harm our results of operations. In addition, customers and users may defer or cancel plans to purchase our products due to concerns about the ability of our products to conform to existing standards or to adapt to new or changed standards, and this could seriously harm our results of operations.

Future regulation or legislation could harm our business or increase our cost of doing business.

The Federal Communications Commission (FCC) has submitted a report to Congress stating that it may regulate certain Internet services if it determines that such Internet services are functionally equivalent to conventional telecommunications services. The increasing growth of the voice over data network market and the popularity of supporting products and services, heighten the risk that national governments will seek to regulate the transmission of voice communications over networks such as the Internet. In addition, large telecommunications companies may devote substantial lobbying efforts to influence the regulation of this market so as to benefit their interests, which may be contrary to our interests. These regulations may include, for example, assessing access or settlement charges, imposing tariffs or imposing regulations based on encryption concerns or the characteristics and quality of products and services. In February 2004, the FCC found that an entirely Internet based voice over Internet protocol service was an unregulated information service. At the same time, the FCC began a broader proceeding to examine what its role should be in this new environment of increased consumer choice and what can be done to meet its role of safeguarding the public interest. Future laws, legal decisions or regulations, as well as changes in interpretations of existing laws and regulations, could require us to expend significant resources to comply with them. In addition, these future events or changes may create uncertainty in our market that could reduce demand for our products.

Risks Related to Ownership of Our Common Stock

Our stock price may be volatile.

The trading price of our common stock has been and may continue to be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. Factors that could affect the trading price of our common stock could include:

•	variations in our operating results;
•	announcements of technological innovations, new products or product enhancements, strategic alliances or significant agreements by us or by our competitors;
•	the gain or loss of significant customers;
•	recruitment or departure of key personnel;
•	the impact of unfavorable worldwide economic and market conditions, including the restricted credit environment impacting credit of our customers;
•	changes in estimates of our operating results or changes in recommendations by any securities analysts who follow our common stock;
•	significant sales, or announcement of significant sales, of our common stock by us or our stockholders; and
•	adoption or modification of regulations, policies, procedures or programs applicable to our business.

In addition, the stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us issue an adverse or misleading opinion regarding our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We may choose to raise additional capital. Such capital may not be available, or may be available on unfavorable terms, which would adversely affect our ability to operate our business.

We expect that our existing cash balances will be sufficient to meet our working capital and capital expenditure needs for the foreseeable future. If we choose to raise additional funds, due to unforeseen circumstances or material expenditures, we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all, and any additional financings could result in additional dilution to our existing stockholders.

Provisions in our charter documents, Delaware law, employment arrangements with certain of our executive officers and Preferred Stock Rights Agreement could discourage a takeover that stockholders may consider favorable.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include but are not limited to the following:

•	our Board of Directors has the right to increase the size of the Board of Directors and to elect directors to fill a vacancy created by the expansion of the Board of Directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our Board of Directors;
•	our Board of Directors is staggered into three (3) classes and each member is elected for a term of 3 years, which prevents stockholders from being able to assume control of the Board of Directors;
•	our stockholders may not act by written consent and are limited in their ability to call special stockholders’ meetings; as a result, a holder, or holders, controlling a majority of our capital stock would be limited in their ability to take certain actions other than at annual stockholders’ meetings or special stockholders’ meetings called by the Board of Directors, the chairman of the board or the president;
•	our certificate of incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•	stockholders must provide advance notice to nominate individuals for election to the Board of Directors or to propose matters that can be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company; and
•	our Board of Directors may issue, without stockholder approval, shares of undesignated preferred stock; the ability to issue undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

As a Delaware corporation, we are also subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the Board of Directors has approved the transaction. Our Board of Directors could rely on Delaware law to prevent or delay an acquisition of us.

Certain of our executive officers may be entitled to accelerated vesting of their options pursuant to the terms of their employment arrangements upon a change of control of AltiGen. In addition to the arrangements currently in place with some of our executive officers, we may enter into similar arrangements in the future with other officers. Such arrangements could delay or discourage a potential acquisition of AltiGen.

Our Board of Directors declared a dividend of one (1) right for each share of Common Stock under the terms and conditions of a Preferred Stock Rights Agreement by and between AltiGen and Computershare Trust Company, N.A. dated April 21, 2009, which right is exercisable for shares of AltiGen’s Preferred Stock after the date on which a hostile acquiror obtains, or announces a tender offer for, 15% or more of the Company’s Common Stock. If an acquiror obtains 15% or more of the Company’s Common Stock, each stockholder (except the acquiror) may purchase either our Common Stock or in certain circumstances, the acquiror’s Common Stock, at a discount, resulting in substantial dilution to the acquiror’s interest. Such rights could delay or discourage a potential acquisition of AltiGen.

Our common stock could be delisted from the NASDAQ Capital Market.

The price of our common stock has traded below $1.00 per share for a significant period of time. If the bid price of our common stock remains below $1.00 per share for 30 consecutive trading days, we may fail to meet the minimum bid price requirement of $1.00, which may result in the delisting of our common stock from the NASDAQ Capital Market. The minimum bid requirement of $1.00 has until recently been suspended, but on August 3, 2009, the requirement was reinstated. We cannot assure you that we will be able to maintain out listing on the NASDAQ Capital Market.

If our common stock is delisted from the NASDAQ Capital Market, trading, if any, in our common stock may then continue to be conducted in the over-the-counter market in what are commonly referred to as the electronic bulletin board and the “pink sheets.” As a result, investors may find it more difficult to dispose of or obtain accurate quotations as to the market value of our common stock. In addition, we would be subject to rules promulgated by the SEC that, if we fail to meet criteria set forth in such rules, impose various practice requirements on broker-dealers who sell securities governed by those rules to persons other than established customers and accredited investors. Consequently, those rules may have a material adverse effect on the ability of broker-dealers to sell our securities, which may materially limit the market liquidity of our common stock and the ability of our stockholders to sell our securities in the secondary market.

A delisting of our common stock will also make us ineligible to use Form S-3 to register the sale of shares of our common stock or to register the resale of our securities with the SEC, thereby making it more difficult and expensive for us to register our common stock or other securities and raise additional capital.

THE OFFER

1.	Eligibility.

You are an “Eligible Employee” if you are an U.S. employee of AltiGen as of the date of this offer and you remain a U.S. employee of AltiGen through the date on which the New Options are granted. Our executive officers (including the Management Team Members) may participate in this offer. The non-employee members of our Board of Directors are not eligible to participate in this offer. Our executive officers and directors are listed on Schedule A of this Offer to Exchange.

We have excluded non-U.S. employees from this offer because we do not believe it meets the compensatory purposes of our equity program to include them. In general, our equity programs strive to provide appropriate retention and performance incentives on a basis that is both reasonable in cost and administrative effort. Since we only have a few employees outside of the United States that would otherwise be eligible for the offer and we have determined that applicable tax and regulatory concerns make option awards less attractive in our non-U.S. jurisdictions than other types of compensation that we provide to those employees, we have decided that extending the offer to these employees would not meet our equity compensation program goals. In addition, the costs associated with compliance in the jurisdiction(s) where our non-U.S. employees reside would make the program materially less sound from an economic perspective, thereby imperiling our ability to execute the offer. Once we decided that including optionees who reside in these jurisdictions in the offer would result in the offer not having the desired compensatory effect, we determined that these individuals would not be eligible to participate in the offer. We may determine to give additional cash or equity awards to these individuals instead.

To receive a grant of New Options, you must remain a U.S. employee of AltiGen through the New Option Grant Date. If you do not remain a U.S. employee of AltiGen through the New Option Grant Date, you will keep your current Eligible Options, and they will be treated in accordance with their terms and conditions. If we do not extend the offer, the New Option Grant Date is expected to be September 1, 2009. If you are a U.S. employee, your employment with AltiGen will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice (unless otherwise set forth in an agreement between you and us). In order to continue to vest in your New Options, you must remain an employee or other service provider to us through each relevant vesting date.

2.	Number of Options; Expiration Date.

Subject to the terms and conditions of this offer, we will accept for exchange certain outstanding, unexercised options granted under the Plans that are held by Eligible Employees and that are properly elected to be exchanged, and are not validly withdrawn, before the Expiration Date. In order to be eligible, options must be outstanding as of the expiration of the offer and be options granted under one of the Plans before August 5, 2008, with an exercise price per share greater than $1.28. For example, if a particular option grant expires after the commencement of the offer but before the Expiration Date, that particular option grant is not eligible for exchange. An option will not be eligible for exchange (and any election with regard to such option will be disregarded) if, as of the expiration of the offer, the per share exercise price of the option is less than the per share fair market value of the Company’s common stock.

You may choose which of your Eligible Options you wish to exchange, but each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised. However, you may elect to exchange the remaining portion of an option grant that you have partially exercised. As a result, you may elect to exchange only certain Eligible Option grants, but you must elect to exchange the entire unexercised portion of a given grant or none of the options for that particular grant. For example and except as otherwise described below, if you hold (1) an Eligible Option to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option to purchase 1,000 shares, and (3) an Eligible Option to purchase 2,000 shares, you may elect to exchange:

•	Your first Eligible Option grant covering the entire remaining portion of 300 shares,
•	Your second Eligible Option grant covering 1,000 shares,
•	Your third Eligible Option grant covering 2,000 shares,

•	Two of your three Eligible Option grants for the amount of shares as described above,
•	All three of your Eligible Option grants for the amount of shares as described above, or
•	None of your Eligible Option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first Eligible Option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third Eligible Option grants.

If you have an Eligible Option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Employee beneficially owns a portion of that Eligible Option, you may accept this offer with respect to the entire remaining outstanding portion of the Eligible Option if so directed by the beneficial owner as to his or her portion in accordance with the applicable domestic relations order or comparable legal documents. Since you are the legal owner of the Eligible Option, we will respect an election properly made by you and accepted by us and will not be responsible to you or the beneficial owner of the Eligible Option for any errors made by you with respect to such an election.

For purposes of this offer the term “option” generally refers to an option to purchase one (1) share of our common stock.

If you participate in the offer and are not a Management Team Member, subject to the terms of this offer and upon our acceptance of your properly tendered options, your Exchanged Options will be exchanged for New Options on a one-for-one basis.

Example:  If you exchange 1,000 Eligible Options, you will receive 1,000 New Options at an exercise price equal to the closing price of our common stock on the New Option Grant Date as reported by the NASDAQ Capital Market. We expect the New Option Grant Date to be September 1, 2009 (but following the expiration of the offer).

If you participate in the offer and are a Management Team Member, subject to the terms of this offer and upon our acceptance of your properly tendered options, your Eligible Options will be exchanged for New Options covering the same total number of shares. However, your New Options will be split among two types of New Options – a Similar Value Option and a Make-Up Option (as described in further detail below).

All New Options will be subject to the terms of our 2009 Equity Incentive Plan, and to an option agreement entered into between you and AltiGen. The current form of option agreement for grants made under the 2009 Equity Incentive Plan is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov.

The Expiration Date for this offer will be 9:00 p.m., Pacific Time, on September 1, 2009, unless we extend the offer. We may, in our discretion, extend the offer, in which event the Expiration Date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate, and amend the offer.

Similar Value Options

If you are a Management Team Member, the number of Similar Value Options that you will receive in return for each Exchanged Option grant will depend upon the exercise price of the Eligible Options as follows:

Per Share Exercise Price of Eligible Option	Number of Similar Value Options for Exchanged Options
$1.30	1 Similar Value Option for every 1.19 Exchanged Options
$1.88	1 Similar Value Option for every 1.41 Exchanged Options
$2.125	1 Similar Value Option for every 2.49 Exchanged Options
$2.98	1 Similar Value Option for every 1.10 Exchanged Options
$3.82	1 Similar Value Option for every 1.23 Exchanged Options
$8.00 and above	Will receive 0 Similar Value Options in return for Exchanged Options, but will receive Make-Up Options

For purposes of applying the exchange ratios, fractional options will be rounded down to the nearest whole option on a grant by grant basis. Please note: the exchange ratios apply to each grant of Exchanged Options separately. This means that the various Eligible Options you hold may be subject to different exchange ratios.

Example 1:  If a Management Team Member exchanges an Eligible Option grant covering 1,000 shares with an exercise price per share of $2.98, he will receive a Similar Value Option covering 909 shares at an exercise price equal to the closing price of our common stock on the New Option Grant Date, which we expect to be September 1, 2009 (but following the expiration of the offer). In addition, the Management Team Member will receive a Make-Up Option as described below.

Example 2:  If a Management Team Member exchanges an Eligible Option grant covering 1,000 shares with an exercise price per share of $8.00, he will receive 0 Similar Value Options, but will receive a Make-Up Option covering 1,000 shares as described below.

Make-Up Options

If you are a Management Team Member, you are receiving a lesser number of Similar Value Options in return for each Eligible Option you exchange than the other Eligible Employees are receiving in exchange for their Eligible Options. For this reason, you will also receive a Make-Up Option grant which will cover just enough shares so that when combined with the number of shares subject to the Similar Value Option, you will have New Options covering the same number of shares as the Eligible Option they replace.

Therefore, if you are a Management Team Member, the number of Make-Up Options that you will receive in return for each Exchanged Option will depend not only on the number of shares subject to the Eligible Option you elect to exchange, but also the number of shares that will be granted in replacement as a Similar Value Option. Specifically, for each Eligible Option that you exchange, you will receive a Make-Up Option covering the number of shares equal to (x) the number of shares subject to the Eligible Option, minus (y) the number of shares subject to the Similar Value Option granted in replacement.

Example:  As in the above example, if a Management Team Member exchanges an Eligible Option grant covering 1,000 shares with an exercise price per share of $2.98, he will receive a Similar Value Option covering 909 shares at an exercise price equal to the closing price of our common stock on the New Option Grant Date, which we expect to be September 1, 2009 (but following the expiration of the offer). In addition, the Management Team Member will receive a Make-Up Option covering 91 shares of our common stock (the difference between the 1,000 Eligible Options and the 909 New Options) at an exercise price equal to the closing price of our common stock on the New Option Grant Date.

3.	Purpose of the Offer.

We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and non-employee stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees and other service providers. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide Eligible Employees with the opportunity to own New Options that over time may have a greater potential to increase in value.

We chose to make this offer instead of simply granting more options for a number of reasons. AltiGen does not have authority to grant a sufficient number of stock options to make grants to employees that would achieve the same benefits to employees and stockholders that this program does, while allowing AltiGen to maintain the flexibility it needs to provide ongoing grants, award additional options to recognize employee performance and grant options to newly hired employees. We believe structuring the program in this manner is in the best interests of our employees and stockholders to give incentive to our employees with appropriate stock options and conserve options for future grants.

To help us evaluate the appropriateness of the offer and decide upon the offer’s terms, we engaged an independent compensation consulting firm to provide data on similar option exchange programs and to make certain recommendations regarding the structure and terms of the offer. The Board of Directors and the Compensation Committee of the Board of Directors considered the data and recommendations before it determined and approved the offer. We believe that the offer is structured in a manner so as to assist the Company in meeting the incentive and retention purposes of our equity compensation program.

The Management Team Members are subject to different terms under the offer because we feel it is important for a significant portion of the Management Team’s equity compensation be dependent on an increase in the value of the Company’s common stock. Because the Make-Up Options will only vest if and when the closing price of our common stock equals or exceeds $2.50 per share (subject to any acceleration provisions contained in any employment agreement or other similar arrangement with the Company or provided for under the terms of the Exchanged Option it replaces), the Management Team will only receive a benefit from the Make-Up Options if the value of the Company’s common stock increases significantly, thus providing them with additional incentive to improve the performance of the Company and its stock.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation involving AltiGen;
•	Any purchase, sale or transfer of a material amount of our assets;
•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;
•	Any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;
•	Any other material change in our corporate structure or business;
•	Our common stock being delisted from the NASDAQ Capital Market or not being authorized for quotation in an automated quotation system operated by a national securities association;
•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;
•	The acquisition by any person of a material amount of our securities or the disposition of a material amount of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our Board of Directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for Electing to Exchange Options.

Proper Election to Exchange Options.

If you are an Eligible Employee, you will receive on the commencement of the offer a memorandum from Philip McDermott, our Chief Financial Officer, announcing this offer.

Proper Election to Exchange Awards.

Participation in this offer is voluntary. If you choose to participate in the offer, you must deliver the completed election form via facsimile or hand delivery on or before 9:00 p.m., Pacific Time, on September 1, 2009, to:

HR Department
Attention: Tamika Massey-Evans
AltiGen Communications, Inc.
410 East Plumeria Drive
San Jose, CA 95134
Fax: (408) 597-9021

Our HR Department must receive your properly completed and signed election form before the Expiration Date. The Expiration Date will be 9:00 p.m., Pacific Time, on September 1, 2009, unless we extend the offer.

If you participate in this offer, you can decide which of your Eligible Options you wish to exchange. To help you recall your Eligible Options and give you the information necessary to make an informed decision, we will distribute to you a schedule of your Eligible Options. This schedule will list your outstanding option grants that are Eligible Options, the grant date of your options, the number of shares subject to your options that are vested as of the schedule’s creation date, the exercise price of your options and the number of outstanding shares subject to those options.

Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on September 1, 2009, unless the offer is extended past that time, in which case your election will become irrevocable after the new Expiration Date. The exception to this rule is that if we have not accepted your properly tendered Eligible Options by 9:00 p.m., Pacific Time, on September 30, 2009, you may withdraw your Eligible Options at any time thereafter. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the Expiration Date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal form we receive before the Expiration Date.

You also may change your mind about which of your Eligible Options you wish to have exchanged. If you wish to add additional Eligible Options to your election, you must complete and submit a new election form before the Expiration Date by following the procedures described above. This new election form must be properly completed, signed and dated after your prior election form and after any withdrawal form you have submitted and must list all Eligible Options you wish to exchange. Any prior election form will be disregarded. If, instead, you wish to withdraw some or all of the Eligible Options you elected for exchange, you may do so at any time before the Expiration Date by following the procedures described in Section 5.

The delivery of all documents, including election and withdrawal forms, is at your risk. Only documents that are complete, signed and actually received via facsimile or hand delivery by our HR Department by the deadline will be accepted. Documents submitted by any other means, including e-mail, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your election form by e-mail within two (2) U.S. business days of the receipt of your election form. If you have not received an e-mail confirmation, you must confirm that we have received your election form.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form. Subject to the terms and conditions of this offer, we will accept all properly tendered Eligible Options promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the Cancellation Date (but following expiration of the offer), which we presently expect will be September 1, 2009.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election or any options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form. We will accept all properly tendered Eligible Options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder; provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered Eligible Options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our Acceptance Constitutes an Agreement.

Your election to exchange Eligible Options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your Eligible Options for exchange will constitute a binding agreement between AltiGen and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal Rights and Change of Election.

You may withdraw some or all of the Eligible Options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw some or all of the Eligible Options that you previously elected to exchange at any time before the Expiration Date, which is expected to be 9:00 p.m., Pacific Time, on September 1, 2009. If we extend the offer, you may withdraw your awards at any time until the extended Expiration Date.

In addition, although we intend to accept all validly tendered Eligible Options promptly after the expiration of this offer, if we have not accepted your Eligible Options by 9:00 p.m., Pacific Time, on September 30, 2009, you may withdraw your Eligible Options at any time thereafter.

To withdraw some or all of the Eligible Options that you previously elected to exchange, you must deliver a valid withdrawal form for some or all of the Eligible Options you wish to withdraw from the offer while you still have the right to withdraw the Eligible Options.

To withdraw your election, you must do the following before the Expiration Date:

(1)	Properly complete and sign the attached withdrawal form.
(2)	Deliver the completed and attached withdrawal from via facsimile or hand delivery to:

HR Department
Attention: Tamika Massey-Evans
AltiGen Communications, Inc.
410 East Plumeria Drive
San Jose, CA 95134
Fax: (408) 597-9021

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal form we receive before the Expiration Date. Any awards that you do not withdraw will be bound pursuant to your prior election form.

If you withdraw some or all of your Eligible Options, you may elect to exchange the withdrawn awards again at any time before the Expiration Date. All awards that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such Eligible Options before the Expiration Date. To re-elect to exchange some or all of your Eligible Options, you must submit a new election form to AltiGen before the Expiration Date by following the procedures described in Section 4 of this Offer to Exchange. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form and must list all Eligible Options you wish to exchange. Any prior election form will be disregarded.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding.

The delivery of all documents, including any election and withdrawal forms, is at your risk. Only documents that are complete, signed and actually received via facsimile or hand delivery by our HR Department by the deadline will be accepted. Documents submitted by any other means, including e-mail, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your withdrawal form by e-mail within two (2) U.S. business days of the receipt of your withdrawal form. If you have not received an e-mail confirmation, you must confirm that we have received your withdrawal form.

6.	Acceptance of Options for Exchange and Issuance of New Options.

Upon the terms and conditions of this offer and promptly following the expiration of this offer, we will accept for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn before the expiration of this offer. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your Eligible Options are properly tendered by you for exchange and accepted by us, these Eligible Options will be cancelled as of the Cancellation Date, which we anticipate to be September 1, 2009 (but following the expiration of the offer at 9:00 p.m., Pacific Time).

For purposes of the offer, we will be deemed to have accepted Eligible Options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the Eligible Options. This notice may be made by press release, e-mail or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we currently expect that we will accept promptly after the expiration of this offer all properly tendered Eligible Options that are not validly withdrawn.

We will grant the New Options on the New Option Grant Date. We expect the New Option Grant Date to be September 1, 2009 (but following expiration of the offer 9:00 p.m., Pacific Time). All New Options will be granted under our 2009 Equity Incentive Plan and will be subject to an option agreement between you and AltiGen. As discussed in Sections 9 and 14 of this Offer to Exchange, some of your Exchanged Options that are incentive stock options may be exchanged for New Options that are nonstatutory stock options for U.S. tax purposes. Exchanged Options will be exchanged for New Options on a one-for-one basis, as described in Section 2 of this Offer to Exchange.

After the Expiration Date, you will receive your option agreement in accordance with the Company’s customary procedures. Options that we do not accept for exchange will remain outstanding until they are exercised or cancelled or expire by their terms and will retain their current exercise price, current vesting schedule and current term.

7.	Conditions of the Offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the Expiration Date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•	There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;
•	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);
•	There will have occurred:

—	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the U.S.,

—	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S.,

—	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the U.S.,

—	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally,

—	the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the U.S., which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer, or

—	if any of the situations described above existed at the time of commencement of this offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this offer;
•	A tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed, or we will have learned that:

—	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of this offer,

—	any such person, entity or group that had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

—	any new group will have been formed that beneficially owns more than 5% of our outstanding shares of common stock that, in our judgment in any such case and regardless of the circumstances, makes it inadvisable to proceed with this offer or with such acceptance for exchange of Eligible Options;
•	There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);
•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;
•	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or
•	Any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, the NASDAQ Capital Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to AltiGen that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us).

If any of the above events occur, we may:

•	Terminate this offer and promptly return all tendered Eligible Options to tendering holders;
•	Complete and/or extend this offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended exchange offer expires;
•	Amend the terms of this offer; or
•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive any condition, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the offer. Any such waiver will apply to all Eligible Employees in a uniform and nondiscretionary manner. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8.	Price Range of Shares Underlying the Options.

The AltiGen common stock that underlies your options is traded on the NASDAQ Capital Market under the symbol “ATGN.” The following table shows, for the periods indicated, the high and low closing sales price per share of our common stock as reported by the NASDAQ Capital Market.

	High	Low
Fiscal Year Ended September 30, 2007
1st Quarter	$1.70	$1.51
2nd Quarter	$1.98	$1.50
3rd Quarter	$1.97	$1.62
4th Quarter	$1.75	$1.46
Fiscal Year Ended September 30, 2008
1st Quarter	$1.64	$1.27
2nd Quarter	$1.66	$1.36
3rd Quarter	$1.56	$1.15
4th Quarter	$1.27	$0.80
Fiscal Year Ended September 30, 2009
1st Quarter	$1.01	$0.50
2nd Quarter	$0.96	$0.62
3rd Quarter	$0.80	$0.61
4th Quarter (through July 30, 2009)	$0.91	$0.62

On July 30, 2009, the last reported sale price of our common stock, as reported by the NASDAQ Capital Market, was $0.88 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and Amount of Consideration; Terms of New Options.

Consideration.

We will issue New Options in exchange for Eligible Options properly elected to be exchanged by you and accepted by us for such exchange. Unless you are a Management Team Member, you will be entitled to receive one New Option for every Eligible Option you surrender for cancellation and exchange pursuant to this Offer to Exchange.

If you are a Management Team Member then subject to the terms and conditions of this offer, upon our acceptance of your properly tendered Eligible Options, you will be entitled to receive New Options in the form of Similar Value Options based on the exercise price of your Exchanged Options and Make-Up Options as described in Section 2 of this Offer to Exchange. Fractional shares subject to the Similar Value Options will be rounded down to the nearest whole option on a grant by grant basis.

If we receive and accept tenders from Eligible Employees of all options eligible to be tendered, subject to the terms and conditions of this offer, we will grant New Options to purchase a total of approximately 3,073,800 shares of our common stock, or approximately 19% of the total shares of our common stock outstanding as of July 22, 2009.

General Terms of New Options.

New Options will be granted under our 2009 Equity Incentive Plan (the “2009 Plan”). All New Options will be subject to the terms of the 2009 Plan and to an option agreement between you and AltiGen. The terms and conditions of the New Options may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. However, your New Options will have a maximum term of ten (10) years from the New Option Grant Date. The New Options (other than the New Options granted to the Management Team Members) will vest over a three (3) year period commencing on the New Option Grant Date. Each Similar Value Option will retain the same vesting schedule as the Eligible Option it replaces, and will remain vested to the extent the Eligible Option it replaces was vested and will not be subject to any additional vesting requirements. The Make-Up Options will only vest if and when the Company’s common stock price closes at or above $2.50 per share during the term of the Make-Up Option (subject to any acceleration provisions contained in any employment agreement or other similar arrangement with the Company or provided for under the terms of the Exchanged Option it replaces). In addition, as discussed below, some of your Exchanged Options that are incentive stock options may be exchanged for New Options that are nonstatutory stock options.

The New Options will generally be of the same type (for U.S. tax purposes) as the Exchanged Options, but with some exceptions. If your Exchanged Options are incentive stock options for purposes of the U.S. Internal Revenue Code, your New Options will remain incentive stock options only to the maximum extent they still qualify as incentive stock options under the U.S. tax laws on the New Option Grant Date. For options to qualify as incentive stock options under the current U.S. tax laws, among other requirements, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the New Option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws. As a result, any portion of your New Option that vests in the same calendar year as the New Option Grant Date (which currently is expected to be September 1, 2009) will count toward this limit and therefore a portion of your New Option may exceed the limit and no longer qualify as an incentive stock option. They will instead be nonstatutory stock options.

The following description summarizes the material terms of our equity award plans under which Eligible Options were granted and New Options will be granted. Our statements in this Offer to Exchange concerning our 2009 Plan, our 1999 Stock Plan (the “1999 Plan”), our 1994 Stock Option Plan (the “1994 Plan”) and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Plans and forms of agreement thereunder, the 2009 Plan, and the form of option agreement for grants made under the 2009 Plan. The 2009 Plan and form of option agreement thereunder have been incorporated by reference as exhibits to the Schedule TO with which this offer has been filed and are available on the SEC website at www.sec.gov. Please contact Tamika Massey-Evans or Carolyn David by phone at (408) 597-9076 or (408) 597-9033, e-mail at benefits@altigen.com or mail to either of their attention at AltiGen Communications, Inc., 410 East Plumeria Drive, San Jose, CA 95134, to receive a copy of the 2009 Plan, 1999 Plan or 1994 Plan, and the relevant forms of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

Equity Award Plans.

Our 2009 Plan permits the granting of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares and performance units. The 2009 Plan was adopted by our Board in April 2009 and approved by our stockholders at the Company’s 2009 Special Meeting of Stockholders. As of July 31, 2009, the maximum number of common shares subject to options currently outstanding under the 2009 Plan was approximately 35,000. As of July 31, 2009, the maximum number of shares available for future issuance under the 2009 Plan was 6,513,291. The 2009 Plan is administered by the compensation committee of our Board of Directors, which we refer to as the administrator. Subject to the other provisions of the 2009 Plan, the administrator has the power to determine the terms, conditions, and restrictions of the options granted, including the number of options and the vesting schedule.

Our 1999 Plan permitted the granting of incentive stock options, nonstatutory stock options and stock purchase rights. The 1999 Plan terminated as of March 10, 2009, and no awards have been granted or will be granted under the 1999 Plan since its expiration. The 1999 Plan will continue to govern the options granted under it. Our 1994 Plan permitted the granting of incentive stock options and nonstatutory stock options. The 1994 Plan terminated in December 2004 and no awards have been granted or will be granted under the 1994 Plan since its expiration.

Exercise Price.

The exercise price of an option granted under the 2009 Plan generally is determined by the administrator; provided, however, that the exercise price of an option will in no event be less than 100% of the fair market value of a share of our common stock on the date of grant. Options granted under the 1999 Plan and 1994 Plan also generally were determined by the plan’s administrator except that the exercise price of an incentive stock option was permitted to be no less than 100% of the fair market value of a share of our common stock on the date of grant and the exercise price of a nonstatutory stock option was permitted to be no less than 85% of the fair market value of a share of our common stock on the date of grant.

Vesting and Exercisability.

The vesting applicable to an option granted under the 2009 Plan generally is determined by the administrator in accordance with the terms of the 2009 Plan. The New Options (other than the New Options granted to the Management Team Members) will vest in equal monthly installments over three (3) years, with the first installment vesting on the date one (1) month following the New Option Grant Date. Each Similar Value Option will retain the same vesting schedule as the Eligible Option it replaces, and will remain vested to the extent the Eligible Option it replaces was vested. The Make-Up Options will only vest if and when the Company’s common stock price closes at or above $2.50 per share during the term of the Make-Up Option (subject to any acceleration provisions contained in any employment agreement or other similar arrangement with the Company or provided for under the terms of the Exchanged Option it replaces). In addition, to the extent Exchanged Options are subject to accelerated vesting, the replacement New Options will be subject to similar accelerated vesting provisions. Vesting on any date is subject to your continued service to AltiGen or its subsidiaries through each relevant vesting date. Generally, any vested New Options may be exercised by you at any time, unless certain exercisability restrictions apply due to requirements under applicable law.

Adjustments Upon Certain Events.

Events Occurring Before the New Option Grant Date.  Although we are not anticipating any merger or acquisition of AltiGen, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any Eligible Options which you tendered for exchange, and your Eligible Options will be treated in accordance with the equity plan under which they were granted and your option agreement. Further, if AltiGen is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your Eligible Options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will receive no New Options in exchange for them. If AltiGen is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the New Options, including any adjustments to the exercise price and number of shares that will be subject to the New Options. Under such circumstances, the type of security and the number of shares covered by your New Options would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive New Options covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the Eligible Options that you tendered for exchange or than the number you would have received pursuant to the New Options if no acquisition had occurred.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this offer. Termination of your employment for this or any other reason before the New Option Grant Date means that the tender of your Eligible Options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any New Options or other benefit for your tendered options.

Events Occurring After the New Option Grant Date.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of our common stock or other securities of the Company, or other change in the corporate structure of the Company affecting the shares of our common stock occurs, corresponding adjustments automatically will be made to the number and exercise price of shares subject to each New Option.

Similarly, the number of shares and exercise price of shares subject to each option granted under the 1994 Plan automatically will be adjusted equitably if the number of the Company’s outstanding shares of common stock is changed by any stock dividend, stock split, reverse stock split, combination or reclassification. The number of shares and exercise price of shares subject to each option granted under the 1999 Plan automatically will be adjusted proportionately for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of our common stock, or any other increase or decrease in the number of issued shares of our common stock effected without receipt of consideration by the Company (and excluding the conversation of any convertible securities of the Company).

If we liquidate or dissolve, to the extent not previously exercised or settled, your outstanding options will terminate immediately before the consummation of the dissolution or liquidation.

Our 2009 Plan, 1999 Plan and 1994 Plan provide that if we merge or if our property or stock is acquired by another corporation, your option generally will not accelerate vesting, except that if the surviving corporation does not assume your option or replace it with a comparable award, then vesting will accelerate as to all of the shares of common stock subject to options granted under the 2009 Plan and 1999 Plan. The 1999 Plan requires 15 days’ notice of acceleration and termination, while the 2009 Plan does not require a set notice period. The 2004 Plan does not provide for this acceleration, but permits the Company to cash out options prior to their termination. The 2009 Plan contains a definition of “change in control” to describe when the above treatment will be triggered, while the 1999 Plan and 2004 Plan contain more general descriptions of the transactions that will trigger the above treatment.

Transferability of Options.

Options generally may not be transferred, other than by will or through a beneficiary designation as permitted under local law, and only you may exercise your option.

Registration of Shares Underlying New Options.

All of the shares of AltiGen common stock issuable upon exercise of New Options have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC on June 29, 2009. Unless you are an employee who is considered an affiliate of AltiGen for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your New Options free of any transfer restrictions under applicable U.S. securities laws.

Tax Consequences.

If you are a U.S. tax resident, you should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the New Options and Exchanged Options, as well as the consequences of accepting or rejecting this offer. If you are a citizen or resident of more than one country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.	Information Concerning AltiGen.

Our principal executive offices are located at 410 East Plumeria Drive, San Jose, CA 95134 and our telephone number is (408) 597-9000. Questions regarding this offer, and requests for additional copies of this Offer to Exchange and/or the other offer documents, should be directed to Tamika Massey-Evans or Carolyn David by phone at (408) 597-9076 or (408) 597-9033, e-mail at benefits@altigen.com or by mail at our principal executive office address above. Copies will be furnished promptly at AltiGen’s expense.

AltiGen Communications, Inc. (NASDAQ: ATGN) is a leading provider of 100 percent Microsoft-based VoIP business phone systems and Unified Communications solutions. Having more than 10,000 customers around the world, AltiGen solutions are designed for high reliability, ease of use, seamless integration to Microsoft infrastructure technologies, and are built on a scalable, open standards platform. AltiGen’s worldwide headquarters is in Silicon Valley, California, with international operations based in Shanghai, China. Local sales, service and support are provided by AltiGen’s worldwide network of over 300 certified partners.

We generated net revenue of $18.9 million with a net loss of $3.9 million during fiscal year 2008. As of September 30, 2008, we had an accumulated deficit of $56.0 million. Net cash provided by operating activities was $77,000 for fiscal year 2008.

Our principal executive offices are located at 410 East Plumeria Drive, San Jose, California 95134. Our telephone number is (408) 597-9000. We were incorporated in California in May 1994, and we reincorporated into Delaware in June 1999.

The financial information included in our annual report on Form 10-K for the fiscal year ended September 30, 2008 and our quarterly report on Form 10-Q for the quarter ended March 31, 2009, is incorporated herein by reference. Please see Section 17 of this Offer to Exchange titled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $0.37 on June 30, 2009 (calculated using the book value as of June 30, 2009, divided by the number of outstanding shares of our common stock as of June 30, 2009).

We had net losses for the years ended September 30, 2008 and September 30, 2007, and for the three months ended March 31, 2009 and March 31, 2008; therefore, the calculation of our ratio of earnings to fixed charges for such periods is not applicable.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Options.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Our executive officers (including the Management Team Members) may participate in this offer, but the non-employee members of our Board of Directors may not participate in this offer. As of July 24, 2009, our executive officers and directors (six (6) persons) as a group held options unexercised and outstanding under our Plans to purchase a total of 1,510,000 of our shares, which represented approximately 36% of the shares subject to all options outstanding under our Plans as of that date.

The following tables below set forth the beneficial ownership of each of our executive officers and directors of options under the Plans outstanding as of July 24, 2009. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our common stock under the Plans, which was 4,188,584 shares as of July 24, 2009. Our executive officers are eligible to participate in the offer, but the non-employee members of our Board of Directors are not eligible to participate in the offer.

Name	Position	Number of Shares Covered by Outstanding Options Granted Under Our 1999 Stock Plan and 1994 Stock Option Plan	Percentage of Total Outstanding Options Under Our 1999 Stock Plan and 1994 Stock Option Plan
Gilbert Hu	Chairman of the Board and Chief Executive Officer	590,000	14.1%
Jeremiah J. Fleming	President, Chief Operating Officer and Director	400,000	9.5%
Philip M. McDermott	Chief Financial Officer	400,000	9.5%
Tacheng Chester Wang	Director	60,000	1.4%
Mike Mon Yen Tsai	Director	60,000	1.4%
Alan Howe	Director	—	—

On July 21, 2009, the Company granted Alan Howe an option to purchase 20,000 shares of its common stock under the 2009 Plan.

Except as described above, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock under our Plans, or in transactions involving our common stock during the past sixty (60) days before and including the commencement date of this offer.

12.	Status of Options Acquired by us in the Offer; Accounting Consequences of the Offer.

Options granted under the 1999 Plan that we acquire through the offer will be cancelled and the shares subject to those options will be returned to the 2009 Plan. Options granted under the 1994 Plan that we acquire through the offer will be cancelled but the shares subject to those options will not be returned to the 2009 Plan. To the extent shares returning to the 2009 Plan are not fully reserved for issuance upon exercise of the New Options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, without further stockholder action, except as required by applicable law or the rules of the NASDAQ Capital Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

Pursuant to the accounting standards in effect under SFAS 123(R), we may be required to recognize additional compensation expense to the extent the New Options have a greater value than the Exchanged Options they replace. The offer with respect to all Eligible Options is considered a modification of those options exchanged in the offer for financial reporting purposes. As a result, AltiGen will record any incremental compensation expense calculated as any increase in the fair value of the modified options compared to the fair value of the original option as of the end of the Offer Period recognized over the remaining requisite service period. The Similar Value Options to be granted to Management Team Members have been formulated so that there should be little or no incremental compensation expense associated with them; however, we expect that the full fair value of the Make-Up Options that are granted in addition will be treated as compensation expense to AltiGen based on their value as of the grant date and the expense will be recognized over the remaining service period.

13.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of New Options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NASDAQ listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval, exemptive or notice filing or other action be required, we presently contemplate that we will seek such approval, make such filings or take such other action. However, we cannot assure you that we will seek such approval, make such filings or take such other action or that any such approval, filing or other action, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approval, to make such filings or take any other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered Eligible Options for exchange and to issue New Options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting New Options or required to obtain a license or regulatory permit or make any other filing before granting New Options on the New Option Grant Date, we will not grant any New Options, unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the New Option Grant Date we will not grant any New Options, and you will not receive any other benefit for the options you tendered.

14.	Material U.S. Federal Income Tax Consequences.

The following is a general summary of the material U.S. federal income tax consequences of participating in the exchange of options pursuant to the offer for those option holders subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state, and local tax consequences for each option holder will depend upon his or her individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

We recommend that you consult your own tax advisor with respect to the U.S. federal, state, local and any non-U.S. tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

In addition, if you are a citizen or resident or subject to the tax laws of more than one country, you should be aware that there might be additional or different tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own tax advisor to discuss the personal tax consequences to you of participating in this offer.

New Options.

Option holders whose outstanding Eligible Options are exchanged for New Options under the offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.

The New Options generally will be of the same type (for U.S. tax purposes) as the Exchanged Options, but with some exceptions. If your Exchanged Options are incentive stock options for purposes of the U.S. Internal Revenue Code, your New Options will remain incentive stock options only to the maximum extent they still qualify as incentive stock options under the U.S. tax laws on the New Option Grant Date. For options to qualify as incentive stock options under the current U.S. tax laws, among other requirements, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the New Option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws. As a result, any portion of your New Option that vests in the same calendar year as the New Option Grant Date (which currently is expected to be September 1, 2009) will count toward this limit and therefore a portion of your New Option may exceed the limit and no longer qualify as an incentive stock option. They will instead be nonstatutory stock options.

If your Exchanged Options are nonstatutory stock options for purposes of U.S. tax law, your New Options also will be nonstatutory stock options.

This offer is currently expected to remain open for twenty-eight (28) days. If we extend this offer such that it is open for thirty (30) days or more, incentive stock options held by U.S. employees who do not participate in this exchange will be considered to have been modified. The commencement date of the offer (August 5, 2009) will be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two (2) years from the date this offer commenced (August 5, 2009) (i.e., the date of the deemed modification) and more than one (1) year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. For more detailed information, please see the information below. For tax consequences relating to not exchanging Eligible Options that are classified for U.S. tax purposes as nonstatutory stock options, please see the information below.

Nonstatutory Stock Options.

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the nonstatutory stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

Incentive Stock Options.

Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three (3) months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two (2) years after the date the incentive stock option was granted; and
•	more than one (1) year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one (1) year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

15.	Extension of Offer; Termination; Amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the Expiration Date, we will also extend your right to withdraw tenders of Eligible Options until such extended Expiration Date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled Expiration Date.

We also reserve the right, in our reasonable judgment, before the Expiration Date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the Expiration Date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option grant expires after commencement, but before expiration of the offer, that particular option grant is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after the originally scheduled Expiration Date, but before the actual Expiration Date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options being sought in this offer or the consideration being offered by us for the Eligible Options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the offer period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

16.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17.	Additional Information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

(1)	Our annual report on Form 10-K for our fiscal year ended September 30, 2008, filed with the SEC on December 29, 2008;
(2)	Our quarterly report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 15, 2009;
(3)	Our definitive proxy statement on Schedule 14A for our May 26, 2009 annual meeting of stockholders, filed with the SEC on April 27, 2009; and
(4)	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on April 23, 2009, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting Tamika Massey-Evans or Carolyn David by mail to either of their attention at AltiGen Communications, Inc., 410 East Plumeria Drive, San Jose, CA 95134, by phone at (408) 597-9000 or e-mail at benefits@altigen.com.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Financial Statements.

The financial information included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial statements for our Annual Report on Form 10-K for our fiscal year ended September 30, 2008 and for our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

19.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

AltiGen Communications, Inc.
August 5, 2009

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF ALTIGEN COMMUNICATIONS, INC.

The directors and executive officers of AltiGen Communications, Inc. are set forth in the following table:

Name	Position and Offices Held
Gilbert Hu	Chairman of the Board and Chief Executive Officer
Jeremiah Fleming	President, Chief Operating Officer and Director
Philip McDermott	Chief Financial Officer
Tacheng Chester Wang	Director
Mike Mon Yen Tsai	Director
Alan Howe	Director

The address of each executive officer and director is: c/o AltiGen Communications, Inc., 410 East Plumeria Drive, San Jose, CA 95134.

Messrs. Gilbert Hu, Jeremiah Fleming, and Philip McDermott are eligible to participate in this offer. Messrs. Tacheng Chester Wang, Mike Mon Yen Tsai, and Alan Howe are not eligible to participate in this offer.

A-1

SCHEDULE B

SUMMARY FINANCIAL STATEMENTS
OF ALTIGEN COMMUNICATIONS, INC.

ALTIGEN COMMUNICATIONS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	Quarter Ended March 31, 2008	Quarter Ended March 31, 2009	Fiscal Year Ended September 30, 2008	Fiscal Year Ended September 30, 2007
	(Amounts in Thousands, Except per Share Data) (Un-audited)		(Amounts in Thousands, Except per Share Data)
ASSETS
Cash and cash equivalents	$9,074	$5,955	$9,467	$6,111
Short-term investments	404	2,500	400	3,796
Accounts receivable, net	2,727	1,098	2,423	2,656
Inventories, net	2,006	1,971	1,594	1,567
Prepaid expenses and other current assets	364	282	176	237
Property and equipment, net	483	452	423	506
Other non-current assets	290	287	293	377
Total assets	$15,348	$12,545	$14,776	$15,250
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$4,762	$5,726	$5,374	$2,816
Other long-term liabilities	53	126	105	89
Total stockholders’ equity	10,533	6,693	9,297	12,345
Total liabilities and stockholders’ equity	$15,348	$12,545	$14,776	$15,250

B-1

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except per Share Amounts)

	Quarter Ended March 31, 2008	Quarter Ended March 31, 2009	Fiscal Year Ended September 30, 2008	Fiscal Year Ended September 30, 2007
	(Amounts in Thousands, Except per Share Data) (Un-audited)		(Amounts in Thousands, Except per Share Data)
Net sales or gross revenue	$4,712	$3,577	$18,897	$17,888
Gross profit	2,619	2,107	10,838	9,765
Loss from continuing operations before extraordinary items and cumulative effect of a change in accounting principle	(1,127)	(1,767)	(3,937)	(925)
Net loss	$(1,127)	$(1,767)	$(3,937)	$(936)
Basic and diluted net loss per share	$(0.07)	$(0.11)	$(0.25)	$(0.06)
Basic and diluted loss per shares from continuing operations	$(0.07)	$(0.11)	$(0.25)	$(0.06)
Book value per share	$0.67	$0.42	$0.59	$0.79
Weighted average shares used in computing basis net loss per share	15,708	15,862	15,745	15,363
Weighted average shares used in computing diluted net loss per share	15,708	15,862	15,745	15,363
Ratio of earnings to fixed charges*	*	*	*	*

*	Earnings are inadequate to cover fixed charges in these periods.

B-2